10f-3 Report

SALOMON BROTHERS VARIABLE SERIES FUNDS

ALL CAP VALUE FUND

January 1, 2005 through June 30, 2005



Issuer

LARZARD LTD.

Trade Date

5/4/2005

Selling Dealer

GOLDMAN SACHS

Price

$25.00

Trade Amount

$20,200.00

% Received by Fund

0.059%

% of Issue(1)

1.463%(A)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $479,800.